The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these securities until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

July 2025
Preliminary Pricing Supplement
Dated July 9, 2025
Registration Statement No. 333-283672
Filed pursuant to Rule 424(b)(2)
(To Prospectus dated February 6, 2025 and Product Supplement dated February 6, 2025)

Structured Investments

Opportunities in International Equities

$• Contingent Income Auto-Callable Securities due on or about July 15, 2027

Based on the Performance of the Common Stock of Spotify Technology S.A.

Contingent Income Auto-Callable Securities (the “securities”) do not guarantee the payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a contingent payment with respect to each determination date on which the closing price of the underlying equity is greater than or equal to 50.00% of the initial price, which we refer to as the downside threshold level. If the closing price of the underlying equity on any determination date (including the final determination date) is greater than or equal to the downside threshold level, UBS will pay on the related contingent payment date a contingent payment, plus any previously unpaid contingent payments with respect to any previous determination dates pursuant to the memory coupon feature. Otherwise, no contingent payment will be paid on that contingent payment date. In addition, if the closing price of the underlying equity is equal to or greater than the call threshold level on any determination date (other than the final determination date), the securities will be redeemed early for an amount per security equal to (i) the stated principal amount plus (ii) the contingent payment otherwise payable with respect to such determination date and any previously unpaid contingent payments with respect to any previous determination dates pursuant to the memory coupon feature. However, if on any determination date (other than the final determination date) the closing price of the underlying equity is less than the call threshold level, the securities will not be redeemed early and, if the closing price is less than the downside threshold level, you will not receive the contingent payment on the related contingent payment date. As a result, if the closing price of the underlying equity on each of the determination dates is less than the downside threshold level, you will receive no contingent payments during the term of, and will not receive a positive return on, the securities. Investors must be willing to accept the risk of not receiving any contingent payments during the term of the securities. If the securities are not redeemed early and the closing price of the underlying equity is less than the downside threshold level on the final determination date, you will receive per security a number of shares of the underlying equity equal to the exchange ratio, the value of which is expected to be worth significantly less than the stated principal amount and, in extreme situations, you could lose all of your initial investment. The “exchange ratio” is equal to the quotient of the stated principal amount divided by the initial price, observed to four decimal places. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share multiplied by the final price. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying equity and must be willing to accept the risk of not receiving any contingent payments over the term of the securities and of receiving shares of the underlying equity, the value of which is expected to be worth significantly less than the stated principal amount and, in extreme situations, investors could lose all of their initial investment. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments and deliveries on the securities are subject to the credit risk of UBS AG.

Summary Terms
Issuer:	UBS AG London Branch
Underlying equity:	Common stock of Spotify Technology S.A. (Bloomberg Ticker: “SPOT UN”)
Aggregate principal amount:	$
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security (see “Commissions and issue price” below)
Pricing date:	Expected to be July 11, 2025
Original issue date:

Expected to be July 16, 2025 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to one business day before delivery of the securities will be required, by virtue of the fact that each security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Maturity date:

Expected to be July 15, 2027, subject to postponement for certain market disruption events and as described under “General Terms of the Securities — Market Disruption Events” and “— Payment Dates — Maturity Date” in the accompanying product supplement.

Early redemption:

If, on any determination date (other than the final determination date), the closing price of the underlying equity is equal to or greater than the call threshold level, the securities will be redeemed early and we will pay the early redemption amount on the first contingent payment date immediately following the related determination date.

Early redemption amount:

The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date and any previously unpaid contingent payments with respect to any previous determination dates pursuant to the memory coupon feature.

Contingent payment:	￭

 If, on any determination date, the closing price or the final price is equal to or greater than the downside threshold level, we will pay on the related contingent payment date a contingent payment of $30.75 (equivalent to 12.30% per annum of the stated principal amount) per security, plus any previously unpaid contingent payments with respect to any previous determination dates pursuant to the memory coupon feature.

￭	If, on any determination date, the closing price or the final price is less than the downside threshold level, no contingent payment will be paid on the related contingent payment date.
Memory coupon feature:

If a contingent payment is not paid on a contingent payment date (other than the maturity date) because the closing price of the underlying equity is less than the downside threshold level on the related determination date, such contingent payment will be paid on a later contingent payment date if the closing price of the underlying equity is equal to or greater than the downside threshold level on the determination date corresponding to the later contingent payment date. For the avoidance of doubt, once a previously unpaid contingent payment has been paid on a later contingent payment date, it will not be made again on any subsequent contingent payment date. If the closing price of the underlying equity is less than the downside threshold level on each of the specified determination dates, you will receive no contingent payments during the term of, and will not receive a positive return on, the securities.

Determination dates:

Expected to be October 13, 2025, January 12, 2026, April 13, 2026, July 13, 2026, October 12, 2026, January 11, 2027, April 12, 2027 and July 12, 2027, subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Valuation Dates”, “— Final Valuation Date” and “— Market Disruption Events” in the accompanying product supplement). We also refer to July 12, 2027 as the final determination date. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the determination dates, as well as the final determination date and maturity date to ensure that the stated term of the securities remains the same. References in the accompanying product supplement to one or more “valuation dates” shall mean the determination dates for purposes of the market disruption event provisions in the accompanying product supplement.

Contingent payment dates:

Expected to be October 16, 2025, January 15, 2026, April 16, 2026, July 16, 2026, October 15, 2026, January 14, 2027, April 15, 2027 and the maturity date, subject to postponement for non-business days and as described under “General Terms of the Securities — Payment Dates” and “— Maturity Date” in the accompanying product supplement. References in the accompanying product supplement to one or more “payment dates” shall mean the contingent payment dates for purposes of the market disruption event provisions in the accompanying product supplement.

Payment at maturity:

▪If the final price is equal to or greater than the downside threshold level:    (i) the stated principal amount plus (ii) the contingent payment otherwise payable with respect to the final determination date and any previously unpaid contingent payments with respect to any previous determination dates pursuant to the memory coupon feature

▪If the final price is less than the downside threshold level:                                                 a number of shares (and/or cash in lieu of any fractional share) of the underlying equity equal to the exchange ratio

If the securities are not redeemed early and the final price is less than the downside threshold level, you will receive per security a number of shares (and/or cash in lieu of any fractional share) of the underlying equity equal to the exchange ratio, the value of which is expected to be worth significantly less than the stated principal amount and, in extreme situations, you could lose all of your initial investment.

Exchange ratio:

•, which is a number of shares of the underlying equity per security equal to the quotient of the stated principal amount divided by the initial price, observed to 4 decimal places (as may be adjusted in the case of certain adjustment events as described with respect to the “share delivery amount” under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement). We will pay cash in lieu of delivering any fractional share in an amount equal to the product of the fractional share by the final price, each as determined by the calculation agent. For the avoidance of doubt, if the exchange ratio is less than 1.0000, your payment at maturity for each security will be the cash value of the fractional share.

Cash value:	The exchange ratio multiplied by the final price.
Call threshold level:

$•, which is equal to 100.00% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement).

Downside threshold level:

$•, which is equal to 50.00% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement).

Initial price:

$•, which is equal to the closing price of the underlying equity on the pricing date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” , “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement).

Final price:	The closing price of the underlying equity on the final determination date.
CUSIP / ISIN:	90309KDB7 / US90309KDB70
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security	100.00%	1.50%(a)	98.00%
+ 0.50%(b)
2.00%
Total	$•	$•	$•
(1)

UBS Securities LLC will purchase from UBS AG the securities at the price to public less a fee of $20.00 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)	a fixed sales commission of $15.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the securities as of the pricing date is expected to be between $935.50 and $965.50. The range of the estimated initial value of the securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 11 of this document.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the accompanying product supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated February 6, 2025	Prospectus dated February 6, 2025

$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
Based on the Performance of the Common Stock of Spotify Technology S.A.

Additional Information About UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission (the “SEC”) for the securities to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

￭	Prospectus dated February 6, 2025: http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm
￭	Product supplement dated February 6, 2025: http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Contingent Income Auto-Callable Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated February 6, 2025, and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated February 6, 2025.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and finally, the accompanying prospectus.

July 2025	Page 2

$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
Based on the Performance of the Common Stock of Spotify Technology S.A.

Investment Summary

The Contingent Income Auto-Callable Securities due on or about July 15, 2027 based on the performance of the common stock of Spotify Technology S.A., which we refer to as the securities, provide an opportunity for investors to earn a contingent payment, which is an amount equal to $30.75 (equivalent to 12.30% per annum of the stated principal amount) per security, plus any previously unpaid contingent payments with respect to any previous determination dates pursuant to the memory coupon feature, with respect to each determination date on which the closing price or the final price, as applicable, is equal to or greater than 50.00% of the initial price, which we refer to as the downside threshold level. If the closing price of the underlying equity is less than the downside threshold level on any determination date, no contingent payment will be paid on the related contingent payment date. It is possible that the closing price of the underlying equity on each of the determination dates is less than the downside threshold level such that you will receive no contingent payments during the term of, and will not receive a positive return on, the securities.

If the closing price of the underlying equity is equal to or greater than the call threshold level on any of the determination dates other than the final determination date, the securities will be automatically redeemed for an early redemption amount equal to (i) the stated principal amount plus (ii) the contingent payment otherwise payable with respect to the related determination date and any previously unpaid contingent payments with respect to any previous determination dates pursuant to the memory coupon feature. If the securities have not previously been redeemed early and the final price is equal to or greater than the downside threshold level, the payment at maturity will also be equal to (i) the stated principal amount plus (ii) the contingent payment otherwise payable with respect to the final determination date and any previously unpaid contingent payments with respect to any previous determination dates pursuant to the memory coupon feature. If, however, the securities are not redeemed early and the final price is less than the downside threshold level, no contingent payment will be payable and, instead, investors will receive per security a number of shares of the underlying equity equal to the exchange ratio, which is equal to the quotient, observed to 4 decimal places, of (i) the stated principal amount divided by (ii) the initial price, the value of which is expected to be worth significantly less than the stated principal amount and may be worthless. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share and the final price. For the avoidance of doubt, if the exchange ratio is less than 1.0000, the payment at maturity for each security will be the cash value of the fractional share. Investors in the securities must be willing to accept the risk of not receiving any contingent payments over the term of the securities and of receiving shares of the underlying equity that are expected to be worth significantly less than the principal amount and, in extreme situations, investors could lose all of their initial investment. In addition, investors will not participate in any appreciation of the underlying equity.

July 2025	Page 3

$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
Based on the Performance of the Common Stock of Spotify Technology S.A.

Key Investment Rationale

The securities offer the opportunity for investors to earn a contingent payment equal to $30.75 (equivalent to 12.30% per annum of the stated principal amount) per security, plus any previously unpaid contingent payments with respect to any previous determination dates pursuant to the memory coupon feature, with respect to each determination date on which the closing price or the final price is equal to or greater than 50.00% of the initial price, which we refer to as the downside threshold level. The securities may be redeemed early for an early redemption amount equal to (i) the stated principal amount per security plus (ii) the contingent payment otherwise payable with respect to the related determination date and any previously unpaid contingent payments with respect to any previous determination dates pursuant to the memory coupon feature. Payments or deliveries on the securities will vary depending on the closing price or final price on each determination date and/or the final determination date, respectively, as follows:

Scenario 1	On any determination date other than the final determination date, the closing price of the underlying equity is equal to or greater than the call threshold level.
￭

The securities will be automatically redeemed early for an early redemption amount equal to (i) the stated principal amount plus (ii) the contingent payment otherwise payable with respect to the related determination date and any previously unpaid contingent payments with respect to any previous determination dates pursuant to the memory coupon feature.

	￭	Investors will not participate in any appreciation of the underlying equity from the initial price.

Scenario 2	The securities are not automatically redeemed early and the final price is equal to or greater than the downside threshold level.
￭

The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent payment otherwise payable with respect to the final determination date and any previously unpaid contingent payments with respect to any previous determination dates pursuant to the memory coupon feature.

	￭	Investors will not participate in any appreciation of the underlying equity from the initial price.

Scenario 3	The securities are not automatically redeemed early and the final price is less than the downside threshold level.
￭

At maturity, investors will receive per security a number of shares of the underlying equity equal to the exchange ratio, which is equal to the quotient, observed to 4 decimal places, of (i) the stated principal amount divided by (ii) the initial price. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share multiplied by the final price. For the avoidance of doubt, if the exchange ratio is less than 1.0000, the payment at maturity for each security will be the cash value of the fractional share.

	￭	Investors will receive shares of the underlying equity that are expected to be worth significantly less than the stated principal amount and may lose all of their initial investment in this scenario.

Investing in the securities involves significant risks. You may lose a significant portion and, in extreme situations all of your initial investment. Any payment or delivery on the securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you could lose all of your initial investment.

The securities will not pay a contingent payment on a contingent payment date (including the maturity date) if the closing price of the underlying equity is less than the downside threshold level on the related determination date. If the closing price of the underlying equity on each of the determination dates is less than the downside threshold level, you will receive no contingent payments during the term of, and will not receive a positive return on, the securities. The securities will not be subject to an early redemption if the closing price of the underlying equity is less than the call threshold level on a determination date. If the securities are not redeemed early and the final price is less than the downside threshold level, you will receive per security a number of shares (and/or cash in lieu of any fractional share) of the underlying equity, the value of which is expected to be worth significantly less than the stated principal amount and, in extreme situations, you could lose all of your initial investment.

July 2025	Page 4

$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
Based on the Performance of the Common Stock of Spotify Technology S.A.

Investor Suitability

The securities may be suitable for you if:

￭You fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.

￭You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

￭You believe that the closing price of the underlying equity will be equal to or greater than the downside threshold level on the specified determination dates (including the final determination date).

￭You can tolerate receiving a number of shares (and/or cash in lieu of any fractional share) of the underlying equity per security equal to the exchange ratio at maturity, the value of which is expected to be worth significantly less than the stated principal amount and may be worthless, if the securities are not redeemed early and the final price is less than the downside threshold level.

￭You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that any potential positive return is limited to the contingent payments specified herein.

￭You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

￭You are willing to invest in the securities based on the contingent payment, the downside threshold level and the call threshold level specified on the cover hereof.

￭You are willing to forgo any dividends paid on the underlying equity and you do not seek guaranteed current income from this investment.

￭You are willing to invest in securities that may be redeemed prior to the maturity date and you are otherwise willing to hold such securities to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market.

￭You are willing to assume the credit risk of UBS for all payments and deliveries under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

￭You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

￭You do not fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.

￭You require an investment designed to provide a full or at least partial return of principal at maturity.

￭You cannot tolerate a loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

￭You believe that the price of the underlying equity will decline during the term of the securities and is likely to be less than the downside threshold level on each of the determination dates (including the final determination date).

￭You cannot tolerate receiving a number of shares (and/or cash in lieu of any fractional share) of the underlying equity per security equal to the exchange ratio at maturity, the value of which is expected to be worth significantly less than the stated principal amount and may be worthless, if the securities are not redeemed early the final price is less than the downside threshold level.

￭You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

￭You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

￭You are unwilling to invest in the securities based on the contingent payment, the downside threshold level or the call threshold level specified on the cover hereof.

￭You prefer to receive any dividends paid on the underlying equity or you seek guaranteed current income from this investment.

￭You are unable or unwilling to hold securities that may be redeemed prior to the maturity date, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 24 months, or you seek an investment for which there will be an active secondary market.

￭You are not willing to assume the credit risk of UBS for all payments and deliveries under the securities, including any repayment of principal.

July 2025	Page 5

$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
Based on the Performance of the Common Stock of Spotify Technology S.A.

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price and (2) the final price.

Diagram #1: Determination Dates Other Than the Final Determination Date

Diagram #2: Payment at Maturity if No Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on the following page.

July 2025	Page 6

$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
Based on the Performance of the Common Stock of Spotify Technology S.A.

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security will be determined on the pricing date and will be specified in the final pricing supplement; amounts may have been rounded for ease of analysis):

Hypothetical Initial Price:	$100.00
Hypothetical Call Threshold Level:	$100.00, which is equal to 100.00% of the hypothetical initial price
Hypothetical Downside Threshold Level:	$50.00, which is 50.00% of the hypothetical initial price
Hypothetical Exchange Ratio*:	10.0000 shares per security*
Hypothetical Contingent Payment:	$30.75 (equivalent to 12.30% per annum of the stated principal amount) per security
Stated Principal Amount:	$1,000.00 per security

* Equal to the quotient, observed to 4 decimal places, of (i) the stated principal amount divided by (ii) the hypothetical initial price. If at maturity you receive a number of shares of the underlying equity equal to the exchange ratio, any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share and the final price. For the avoidance of doubt, if the exchange ratio is less than 1.0000, your payment at maturity for each security will be the cash value of the fractional share.

In Examples 1 and 2 the closing price of the underlying equity fluctuates over the term of the securities and the closing price of the underlying equity is equal to or greater than the hypothetical call threshold level of $100.00 on one of the determination dates (other than the final determination date). Because the closing price of the underlying equity is equal to or greater than the call threshold level on one of the determination dates (other than the final determination date), the securities are redeemed early following the relevant determination date. In Examples 3 and 4, the closing price on each of the determination dates (other than the final determination date) is less than the call threshold level, and, consequently, the securities are not redeemed early, and remain outstanding until maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount*	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$105.00	—*	$1,030.75	$49.00	$0.00	N/A
#2	N/A	N/A	N/A	$90.00	$61.50**	N/A
#3	N/A	N/A	N/A	$120.00	—*	$1,030.75
#4-7	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A

* The early redemption amount includes the unpaid contingent payment with respect to the determination date on which the closing price of the underlying equity is equal to or greater than the call threshold level, plus any previously unpaid contingent payments with respect to any previous determination dates pursuant to the memory coupon feature, and the securities are redeemed early as a result.

* Includes the contingent payment with respect to the second determination date and the unpaid contingent payment with respect to the first determination date pursuant to the memory coupon feature.

▪In Example 1, the securities are redeemed early following the first determination date as the closing price on the first determination date is equal to or greater than the call threshold level. You receive the early redemption amount, calculated as follows:

Stated Principal Amount + Contingent Payment = $1,000.00 + $30.75 = $1,030.75

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Your total return per security in this example is $1,030.75 (a total return of 3.075% on the securities).

▪In Example 2, the securities are redeemed early following the third determination date as the closing price on the third determination date is equal to or greater than the call threshold level. As the closing price on the first determination date is less than the downside threshold level, you will not receive the contingent payment with respect to such determination date on the related contingent payment date. Because the closing price of the underlying equity on the second determination date is equal to or greater than the downside threshold level and less than the call threshold level, you will receive on the related contingent payment date the contingent payment with respect to such determination date plus the unpaid contingent payment with respect to the first determination date pursuant to the memory coupon feature. In addition, because the closing price of the underlying

July 2025	Page 7

$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
Based on the Performance of the Common Stock of Spotify Technology S.A.

equity on the third determination date is equal to or greater than the call threshold level (and therefore also greater than the downside threshold level), you receive the early redemption amount, calculated as follows:

Stated Principal Amount + Contingent Payment with respect to the third Determination Date

= $1,000.00 + $30.75 = $1,030.75

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Further, although the underlying equity has appreciated by 20.00% from its initial price on the third determination date, your return will be limited to the contingent payments and you will not benefit from such appreciation. In this example, UBS will have paid you a total of $1,092.25 per security for a total return of 9.225% on the securities.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$44.00	$0.00	N/A	$48.00	$0.00	N/A
#2	$41.25	$0.00	N/A	$49.00	$0.00	N/A
#3	$42.00	$0.00	N/A	$49.50	$0.00	N/A
#4-7	Various (all below downside threshold level and call threshold level)	$0.00	N/A	Various (all below downside threshold level and call threshold level)	$0.00	N/A
Final Determination Date	$40.00	—	N/A	$90.00	—**	N/A
Payment at Maturity	$400.00*			$1,246.00

* Represents the approximate cash value of the exchange ratio as of the final determination date. Because the securities are physically settled, the actual value of the shares received and the total return on the securities at maturity will depend on the price of the underlying equity on the maturity date.

** The final contingent payment (and any previously unpaid contingent payments pursuant to the memory coupon feature) will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final price.

▪In Example 3, the closing price of the underlying equity remains less than the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent payments during the term of the securities and the securities remain outstanding until maturity. Because the final price is less than the downside threshold level, investors will receive shares of the underlying equity equal to the exchange ratio, with cash paid in lieu of any fractional share in an amount equal to the product of the fractional share and the final price, calculated as follows:

Payment at Maturity = Exchange Ratio

Exchange Ratio = $40.00 × 10.0000 shares

Payment at Maturity = $400.00*

* Represents the approximate cash value of the exchange ratio as of the final determination date. Because the securities are physically settled, the actual value of the shares received and the total return on the securities at maturity will depend on the price of the underlying equity on the maturity date.

In this example, your payment at maturity is significantly less than the stated principal amount. Your total return per security as of the final determination date in this example is $400.00 (a loss of 60.00% on the securities). Any decline in the price of the underlying equity during the period between the final determination date and the maturity date will result in a return on the securities at maturity that is less than the return you would have received had UBS instead paid you the cash value of the exchange ratio as of the final determination date.

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$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
Based on the Performance of the Common Stock of Spotify Technology S.A.

▪In Example 4, the closing price of the underlying equity is less than the downside threshold level on each determination date prior to the final determination date and, as a result, you do not receive the contingent payment with respect to any such determination date on the related contingent payment dates. On the final determination date, although the final price is less than the initial price, the final price is equal to or greater than the downside threshold level and therefore you receive the stated principal amount plus the contingent payment otherwise payable with respect to the final determination date and the previously unpaid contingent payments with respect to the previous determination dates pursuant to the memory coupon feature. Your payment at maturity is calculated as follows:

Stated Principal Amount + Contingent Payment with respect to the Final Determination Date
+ previously unpaid Contingent Payments with respect to the prior Determination Dates
= $1,000.00 + $30.75 + $215.25 = $1,246.00

In this example, although the final price represents a 10.00% decline from the initial price, the final price is equal to or greater than the downside threshold level and therefore you receive at maturity the stated principal amount per security plus the contingent payment with respect to the final determination date and the previously unpaid contingent payments with respect to the previous determination dates pursuant to the memory coupon feature, equal to $1,246.00 per security (a total return of 24.60% on the securities).

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the securities are not redeemed early, you may lose a significant portion or all of your initial investment. Specifically, if the securities are not redeemed early and the final price is less than the downside threshold level, you will receive per security a number of shares (and/or cash in lieu of any fractional share) of the underlying equity, the value of which is expected to be worth significantly less than the stated principal amount and, in extreme situations, you could lose all of your initial investment.

The securities will not pay a contingent payment on a contingent payment date (including the maturity date) if the closing price of the underlying equity is less than the downside threshold level on any determination date. If the closing price of the underlying equity is less than the downside threshold level on each of the specified determination dates, you will receive no contingent payments during the term of, and will not receive a positive return on, the securities. The securities will not be subject to an early redemption if the closing price of the underlying equity is less than the call threshold level on any determination date.

Any payment or delivery to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its obligations, you could lose all of your initial investment.

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$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
Based on the Performance of the Common Stock of Spotify Technology S.A.

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the securities.

Risks Relating to Return Characteristics

￭The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the stated principal amount at maturity. Instead, if the securities have not been redeemed early and if the final price is less than the downside threshold level, you will receive per security a number of shares (and/or cash in lieu of any fractional share) of the underlying equity equal to the exchange ratio, the value of which is expected to be worth significantly less than your stated principal amount and could be worthless. If you receive the shares of the underlying equity, the percentage loss on your initial investment, as of the final determination date, will be equal to the percentage decline of the price of the underlying equity from the initial price to the final price.

Additionally, in the event that the final price is less than the downside threshold level, any decline in the price of the underlying equity from the final determination date to the maturity date will cause your return on the securities to be less than the return you would have received had UBS instead paid you the cash value.

￭The contingent payment, if any, is based solely on the closing prices of the underlying equity on the specified determination dates. Whether the contingent payment with respect to a determination date will be made on the related contingent payment date will be based on the closing price or the final price, as applicable, of the underlying equity on such date. As a result, you will not know whether you will receive the contingent payment on such contingent payment date until the related determination date. If you do not receive the contingent payment on a contingent payment date, you will not know whether you will receive such contingent payment on any subsequent contingent payment date pursuant to the memory coupon feature until the later determination date corresponding to such contingent payment date. Moreover, if you do not receive the contingent payment on a contingent payment date and the closing price or final price, as applicable, is less than the downside threshold level on each subsequent determination date (including the final determination date), you will not receive the contingent payment with respect to such determination date, even if the closing price of the underlying equity was higher than the downside threshold level on other days during the term of the securities.

￭You may receive no contingent payments. A contingent payment, plus any previously unpaid contingent payments with respect to any previous determination dates pursuant to the memory coupon feature, will be made on a contingent payment date only if the closing price is equal to or greater than the downside threshold level on the related determination date. If the closing price is less than the downside threshold level on any determination date, UBS will not pay you the contingent payment in respect of such determination date on the related contingent payment date and, if the closing price or final price, as applicable, of the underlying equity is less than the downside threshold level on each subsequent determination date, you will not receive such contingent payment on any contingent payment date (including the maturity date). If the closing price of the underlying equity is less than the downside threshold level on each of the specified determination dates, you will receive no contingent payments during the term of, and will not receive a positive return on, the securities.

￭Higher contingent payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the pricing date that the closing price of such stock may be less than the downside threshold level on the final determination date of the securities. This greater expected risk will generally be reflected in a higher contingent payment rate for that security. “Volatility” refers to the frequency and magnitude of changes in the price of the underlying equity. However, while the contingent payment rate is set on the pricing date, a stock’s volatility can change significantly over the term of the securities. The closing price of the underlying equity for your securities could fall sharply, which could result in the receipt of shares of the underlying equity at maturity and the loss of all or a substantial portion of your initial investment.

￭Early redemption risk. The term of your investment in the securities may be limited to as short as approximately 3 months by the early redemption feature of the securities. If the securities are redeemed early, you will receive no more contingent payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.

￭Investors will not participate in any appreciation in the closing price of the underlying equity and will not have the same rights as holders of the underlying equity. Investors will not participate in any appreciation in the closing price of the underlying equity from the initial price and the return on the securities will be limited to the contingent payments received. It is possible that the closing price of the underlying equity could be less than the downside threshold level on most or all of the determination dates such that you will receive few or no contingent payments. If you do not earn sufficient contingent payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. Further, unless and until you receive shares of the underlying equity equal to the exchange ratio on the maturity date, investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights during the term of the securities with respect to the underlying equity.

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$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
Based on the Performance of the Common Stock of Spotify Technology S.A.

Risks Relating to Characteristics of the Underlying Equity

￭Single equity risk. The closing price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the securities, should make your own investigation into the underlying equity issuer and the underlying equity for your securities. For additional information regarding the underlying equity, please see “Information About the Underlying Equity” below and the underlying equity issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

￭There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether the closing price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that, if the securities are not redeemed early, you may lose a significant portion or all of your initial investment.

￭No affiliation with the underlying equity issuer. The underlying equity issuer is not an affiliate of ours, is not involved with the offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to the underlying equity in connection with the offering.

￭Risks associated with non-U.S. companies. The securities are subject to risks associated with non-U.S. companies because the underlying equity issuer is incorporated in a non-U.S. country. The price of the underlying equity may be affected by political, economic, financial and social factors in the home country of the underlying equity issuer, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

Estimated Value Considerations

￭The issue price you pay for the securities will exceed their estimated initial value. The issue price you pay for the securities will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities will be set forth in the applicable pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the price, volatility and any dividends paid on the underlying equity, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date will be less than the issue price you pay for the securities.

￭The estimated initial value is a theoretical price and the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Underlying Equity — Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

￭Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.

Risks Relating to Liquidity and Secondary Market Price Considerations

￭There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

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$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
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￭The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

￭Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.

￭Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

￭Potential conflicts of interest. We and our affiliates may engage in business related to the underlying equity, which may present a conflict between our obligations as issuer and you, as a holder of the securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the initial price and the final price and whether the closing price of the underlying equity on any determination date is equal to or greater than the call threshold level (other than on the final determination date) or is less than the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity or whether the securities are redeemed early. As UBS determines the economic terms of the securities, including the contingent payment, call threshold level and downside threshold level, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your securities in the secondary market.

In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the securities, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the securities. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the securities and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the securities to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the securities to you.

￭Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of, and any amounts payable on, the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of, and any amounts payable on, the securities. These hedging or trading activities on or prior to the pricing date could potentially affect the initial price and, as a result, the downside threshold level and exchange ratio. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying equity on the determination dates and, accordingly, whether the securities are redeemed early and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

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$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
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￭We may engage in business with or involving the underlying equity issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the underlying equity issuer without regard to your interests and thus may acquire non-public information about the underlying equity. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying equity, which may or may not recommend that investors buy or hold the underlying equity.

￭Potential UBS impact on an underlying equity. Trading or transactions by UBS or its affiliates in the underlying equity, listed and/or over the counter options, futures, exchange-traded funds or other instruments with return linked to the performance of the underlying equity, may adversely affect the market price(s) or level(s) of that underlying equity on any determination date or on the final determination date and, therefore, the market value of the securities and any payout to you of any contingent payments or at maturity.

￭Following certain events, the calculation agent can make adjustments to the underlying equity and terms of the securities that may adversely affect the market value of, and return on, the securities. The calculation agent may make adjustments to the initial price, exchange ratio, downside threshold level, call threshold level, and/or final price or any other term of the securities and, in some instances, may replace the underlying equity, for certain events affecting the underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement that it believes are appropriate to offset to the extent practical any change in your economic position as a holder of the securities resulting solely from any such event to achieve an equitable result, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations. Following certain events relating to the underlying equity issuer, such as a reorganization event or a delisting or suspension of trading, the return on the securities may be based on the shares of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity, if applicable, or on the common stock issued by another company. Accordingly, at maturity you may receive shares of a security other than the original underlying equity. If as a result of the occurrence of any such event, the calculation agent determines that the physical delivery of all or any portion of the exchange ratio is prohibited, restricted, impractical or otherwise impaired, the value of all or the affected portion of the exchange ratio will be valued by the calculation agent as described in the product supplement and settled by cash payment. Further, if the underlying equity is replaced or substituted by a security issued by a non-U.S. company that is traded on a non-U.S. exchange, we will pay, in lieu of delivery of any such security, an amount in cash (payable in U.S. dollars) equal to the value thereof, as determined by the calculation agent. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

Risks Relating to General Credit Characteristics

￭The securities are subject to the credit risk of UBS, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on UBS’ ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the securities. If we were to default on our obligations under the securities, you could lose all of your initial investment.

￭The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

￭If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder. The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

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$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
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In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the securities, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the securities. Prior to any debt-to-equity swap or write-off with respect to any securities, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the securities; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the securities will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the securities. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the securities, the price or value of their investment in the securities and/or the ability of UBS to satisfy its obligations under the securities and could lead to holders losing some or all of their investment in the securities.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the securities may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the securities and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of securities or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

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Information About the Underlying Equity

Spotify Technology S.A.

According to publicly available information, Spotify Technology S.A. (“Spotify”) is a digital music-streaming service company whose streaming service works across various devices, including smartphones, desktops, cars, game consoles and in-home devices. Information filed by Spotify with the SEC can be located by reference to its SEC file numbers: 001-38438, or its CIK Code: 0001639920. Spotify’s common stock is listed on the New York Stock Exchange under the ticker symbol “SPOT”.

Information as of market close on July 8, 2025:

Bloomberg Ticker Symbol:	SPOT UN <Equity>	52 Week High (on June 26, 2025):	$775.90
Current Stock Price:	$721.39	52 Week Low (on July 18, 2024):	$290.16
52 Weeks Ago (on July 8, 2024):	$313.71

All disclosures contained in this document regarding the underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into the underlying equity.

The underlying equity is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided above.

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$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
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Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing price, of the underlying equity for the specified period. The closing price of the underlying equity on July 8, 2025 was $721.39 (the “hypothetical initial price”). The associated graph shows the closing prices of the underlying equity for each day from January 1, 2015 to July 8, 2025. The dotted lines represent a hypothetical downside threshold level of $360.70 and a hypothetical call threshold level of $721.39, which are equal to 50.00% and 100.00%, respectively, of the hypothetical initial price. The actual downside threshold level and call threshold level will be set on the pricing date. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying equity at any time, including the determination dates.

Spotify Technology S.A.	High	Low	Period End
2021
First Quarter	$364.59	$252.59	$267.95
Second Quarter	$299.74	$217.07	$275.59
Third Quarter	$268.63	$205.08	$225.34
Fourth Quarter	$300.95	$221.91	$234.03
2022
First Quarter	$244.16	$119.47	$151.02
Second Quarter	$158.84	$91.94	$93.83
Third Quarter	$123.63	$86.30	$86.30
Fourth Quarter	$97.05	$71.05	$78.95
2023
First Quarter	$133.62	$81.33	$133.62
Second Quarter	$160.57	$130.92	$160.55
Third Quarter	$179.84	$131.57	$154.64
Fourth Quarter	$199.49	$148.92	$187.91
2024
First Quarter	$270.35	$187.94	$263.90
Second Quarter	$326.68	$266.43	$313.79
Third Quarter	$383.96	$290.16	$368.53
Fourth Quarter	$502.38	$362.95	$447.38
2025
First Quarter	$648.32	$457.79	$550.03
Second Quarter	$775.90	$503.30	$767.34
Third Quarter (through July 8, 2025)	$736.29	$709.50	$721.39

July 2025	Page 16

$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
Based on the Performance of the Common Stock of Spotify Technology S.A.

The Common Stock of Spotify Technology S.A.– Daily Closing Prices April 3, 2018 to July 8, 2025

900
800
700
600
500
400
300
200
100
0
Apr-2018
Apr-2019
Apr-2020
Apr-2021
Apr-2022
Apr-2023
Apr-2024
Apr-2025

This document relates only to the securities offered hereby and does not relate to the underlying equity or other securities linked to the underlying equity. We have derived all disclosures contained in this document regarding the underlying equity from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying equity.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying equity.

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$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the securities as prepaid derivative contracts with respect to the underlying equity. If your securities are so treated, any contingent payment that is paid by UBS (including on the maturity date or upon early redemption) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent payment, you should generally recognize capital gain or loss upon the taxable disposition of your securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent payment or any amount attributable to any accrued but unpaid contingent payment) and the amount you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a contingent payment date, but that could be attributed to an expected contingent payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

This discussion does not address the U.S. federal income tax consequences of owning or disposing of any shares of the underlying equity that you may receive at maturity in connection with your investment in the securities. If your securities are physically settled at maturity by delivery to you of shares of the underlying equity, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should carefully review the potential tax consequences that are set forth in the prospectus for the underlying equity. Further, you should consult your own tax advisors concerning the application of U.S. federal income and other tax laws to your beneficial ownership of any shares of the underlying equity received at maturity.

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$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
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If the securities are physically settled, you should generally not recognize gain or loss with respect to the shares of the underlying equity received at maturity (other than with respect to cash received in lieu of any fractional share). Consistent with this position, you should have an aggregate tax basis in the shares of the underlying equity (including any fractional share for which cash is received) equal to your adjusted tax basis in the securities and should have a holding period in the shares of the underlying equity beginning on the day after receipt of a number of shares of the underlying equity equal to the exchange ratio. With respect to any cash received in lieu of a fractional share of the underlying equity, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of a number of shares of the underlying equity equal to the exchange ratio is treated as a taxable settlement of the securities followed by a purchase of the shares of the underlying equity pursuant to the original terms of the securities. If the receipt of a number of shares of the underlying equity equal to the exchange ratio is so treated, (i) you should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash you receive in lieu of any fractional share and the amount you paid for your securities, (ii) you should take a basis in such shares in an amount equal to their fair market value at such time and (iii) your holding period in such shares would begin on the day after you beneficially receive such shares.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether the underlying equity issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If the underlying equity issuer were so treated, certain adverse U.S. federal income tax consequences might apply, including possible treatment of the securities, in whole or in part, as a constructive ownership transaction, as discussed further under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards — Section 1260” in the accompanying product supplement. You should refer to information filed with the SEC or the equivalent governmental authority by such entity and consult your tax advisor regarding the possible consequences to you in the event that the underlying equity issuer is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently in excess of any receipt of contingent payments and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

July 2025 Page 19

$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
Based on the Performance of the Common Stock of Spotify Technology S.A.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our special U.S. tax counsel is of the opinion that contingent payments paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent payments. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

This discussion does not address the U.S. federal income tax consequences of owning or disposing of any shares of the underlying equity that you may receive at maturity in connection with your investment in the securities. If the securities are physically settled by delivery to you of a number of shares of the underlying equity equal to the exchange ratio, you may suffer adverse U.S. federal income tax consequences if you hold such shares. For instance, you may be subject to U.S. withholding tax on U.S.-source dividends in respect of such underlying equity that you hold. Other adverse tax consequences are possible. You should carefully review the potential tax consequences that are set forth in the prospectus for the underlying equity and consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares received at maturity.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the securities are not “delta-one” with respect to the underlying equity, our special U.S. tax counsel is of the opinion that the securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made on the date the terms of the securities are set. If withholding is required, we will not make payments of any additional amounts.

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$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
Based on the Performance of the Common Stock of Spotify Technology S.A.

Nevertheless, after the date the terms are set, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying equity or your securities, and following such occurrence your securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying equity or the securities. If you enter, or have entered, into other transactions in respect of the underlying equity or the securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the securities is unclear, it is possible that any contingent payment with respect to the securities could be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the securities.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the securities purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there may be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of the underlying equity issuer).

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds and Hedging.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before, on and after the pricing date of the securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.

We and/or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

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$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
Based on the Performance of the Common Stock of Spotify Technology S.A.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and the return on the securities. See “Risk Factors” in this document for a discussion of these adverse effects.

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $20.00 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $20.00 reflecting a fixed sales commission of $15.00 and a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells. UBS or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management and an affiliate of UBS Securities LLC each has an ownership interest, for providing certain electronic platform services with respect to this offering.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” in this document.

Prohibition on sales to EEA retail investors:

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

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$•Contingent Income Auto-Callable Securities due on or about July 15, 2027
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Prohibition on sales to UK retail investors:

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information About UBS and the Securities	3
Investment Summary	4
Key Investment Rationale	5
Investor Suitability	6
How the Securities Work	7
Hypothetical Examples	8
Risk Factors	11
Information About the Underlying Equity	16
Historical Information	17
Additional Information About the Securities	19

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-53
Material U.S. Federal Income Tax Consequences	PS-54
Certain ERISA Considerations	PS-77
Supplemental Plan of Distribution (Conflicts of Interest)	PS-79

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$•
UBS AG
Contingent Income Auto-Callable Securities
due on or about July 15, 2027

Preliminary Pricing Supplement dated July 9, 2025
(To Product Supplement dated February 6, 2025
and Prospectus dated February 6, 2025)

UBS Investment Bank
UBS Securities LLC

July 2025 Page 24